Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-182720 and 333-188994) of Engility Holdings, Inc. of our report dated June 29, 2015 relating to the financial statements and supplemental schedule of the Engility Master Savings Plan, which appears in this Form 11-K, except for the manner in which the Plan presented certain investment information as discussed in Note 2, as to which the date is June 27, 2016.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 29, 2015